Exhibit 5.6

May 4, 2020

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as local Ohio counsel to Northfield Park Associates LLC, an Ohio limited liability company (“Northfield Park”), and Cedar Downs OTB, LLC, an Ohio limited liability company (“Cedar Downs” and together with Northfield Park, the “Ohio Guarantors”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-3 (File No. 333-223375), as amended, filed by MGM Resorts International, a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”), including the Base Prospectus, dated March 1, 2018, contained therein, as supplemented by the Preliminary Prospectus Supplement, dated April 23, 2020, and the Prospectus Supplement, dated April 23, 2020 (collectively, the “Prospectus”), filed with the Commission (collectively, the “Registration Statement”), of $750,000,000 aggregate principal amount of the Company’s 6.750% Senior Notes due 2025 (the “Notes”), issued pursuant to (i) that certain Indenture, dated as of March 22, 2012, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture, dated as of the date hereof (the “Eighth Supplemental Indenture”), by and among the Company, the Subsidiary Guarantors (as defined therein) party thereto, including the Ohio Guarantors, and the Trustee (as so supplemented, the “Indenture”), including the Guarantee set forth in Article 6 of the Eighth Supplemental Indenture (the “Guarantee”), and (ii) that certain Underwriting Agreement, dated as of April 23, 2020 (the “Underwriting Agreement”), by and among the Company, the Subsidiary Guarantors (as defined therein) party thereto, including the Ohio Guarantors, and J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named in Schedule A of the Underwriting Agreement.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Ohio Guarantors in connection with the registration of the Notes and the guarantee thereof by the Ohio Guarantors pursuant to the Indenture, as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed all such proceedings have been timely completed or will be timely completed in the manner presently proposed in the Registration Statement.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Indenture (including the Guarantee), (iii) the Underwriting Agreement, (iv) the articles of organization and operating agreement, as applicable, of each of the Ohio Guarantors, each as amended to date, as certified by an officer of each of the Ohio Guarantors, (v) the resolutions of the respective manager and sole member of each of the Ohio Guarantors with respect to the Notes and the guarantee thereof by such Ohio Guarantor pursuant to the Indenture, and (vi) such other agreements, instruments, corporate, limited liability company or general partnership, as applicable, records and other documents as we have deemed necessary or appropriate.

May 4, 2020

We have also obtained from officers, representatives, and agents of the Ohio Guarantors and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate for the purpose of issuing the opinions set forth herein.

Without limiting the generality of the foregoing, in issuing this opinion letter, we have, with your permission, assumed without independent verification that (i) the statements of fact and representations and warranties set forth in the documents we have reviewed are true and correct as to factual matters, (ii) each natural person executing a document has sufficient legal capacity to do so, (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies conform to the original documents, and (iv) all corporate, limited liability company and general partnership records made available to us by the Ohio Guarantors, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Ohio. The opinions set forth herein are expressly limited to the general limited liability company laws of the State of Ohio in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules, or regulations, including, without limitation, any federal securities laws, rules, or regulations, or any state securities or “Blue Sky” laws, rules, or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.	Each of the Ohio Guarantors is validly existing as a limited liability company and is in full force and effect under the laws of the State of Ohio.

2.

Each of the Ohio Guarantors has the limited liability company power and authority to enter into the Underwriting Agreement and the Eighth Supplemental Indenture (including the Guarantee) and to perform its respective obligations thereunder and under the Indenture.

3.

Each of the Ohio Guarantors has duly authorized the execution and delivery by such Ohio Guarantor of the Underwriting Agreement and the Eighth Supplemental Indenture (including the Guarantee) and the performance by such Ohio Guarantor of its obligations thereunder and under the Indenture.

May 4, 2020

4.	Each of the Ohio Guarantors has duly executed and delivered the Underwriting Agreement and the Eighth Supplemental Indenture (including the Guarantee).

The opinions expressed herein are based upon the applicable laws of the State of Ohio and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after the later of the date hereof and the filing date of the Prospectus Supplement. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein. We hereby consent to your filing this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Milbank LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of issuing its opinion letter to the Company relating to the registration of the Notes, as filed with the Commission.

Very truly yours,

/s/ TAFT STETTINIUS & HOLLISTER LLP